EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 18th day of November, 2010, and effective on November 15, 2010 (the “Effective Date”), by and between William A. Mathies (“Mr. Mathies”) and Sun Healthcare Group, Inc., a Delaware corporation (“Sun” or “Company”).

WHEREAS, Mr. Mathies has served as the President of SunBridge Healthcare Corporation, a subsidiary of the Company (“SunBridge”), and in other executive capacities with subsidiaries of the Company since February 2002;

WHEREAS, Mr. Mathies has been appointed to serve as the Chairman of the Board and Chief Executive Officer of Sun;

WHEREAS, Sun Health Specialty Services, a wholly-owned subsidiary of SunBridge, and Mr. Mathies are parties to that certain Amended and Restated Employment Agreement dated December  17, 2008 (the “Existing  Agreement”); and

WHEREAS, this Agreement replaces and supersedes the Existing Agreement in its entirety.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Mr. Mathies and Sun agree as follows:

Section 1:        Term of Employment.  Sun agrees to employ Mr. Mathies and Mr. Mathies agrees to accept employment with Sun, subject to the terms and conditions of this Agreement. Unless earlier terminated pursuant to the provisions of Sections 4 and 5 hereof, the initial term of employment of Mr. Mathies under this Agreement is for a period of three (3) years, commencing on the Effective Date, and terminating on the third anniversary of the Effective Date.  On the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, this Agreement shall be renewed for a one (1) year period (the period from and after the Effective Date until the termination of this Agreement  is referred to as the “Term”) unless (i) earlier terminated pursuant to the provisions of Sections 4 and 5 hereof, or (ii) written notice of non-renewal is given by either party to the other at least 60 days prior to the anniversary of the Effective Date occurring in any given year, in which case this Agreement shall be terminated on anniversary of the Effective Date occurring in the second year following the year in which such notice of non-renewal was provided.  Notwithstanding the foregoing, the Term shall terminate, at the latest, on the tenth anniversary of the Effective Date.

Section 2:         Duties and Responsibilities.  Mr. Mathies is employed as CEO and is engaged as Chairman of the Board of Directors of Sun (“Board of Directors”).  During the Term, Mr. Mathies shall devote his full employment time, efforts, skills and attention exclusively to advancing and rendering profitable the business interests of Sun, its direct and indirect subsidiaries and their lines of business; provided, however, that to the extent the following activities do not materially interfere or conflict with his duties and responsibilities hereunder and as imposed by applicable laws, rules and regulations, Mr. Mathies may (i) engage in charitable, civic and religious affairs and (ii), with the prior written consent of the Board of Directors, serve as a member of the board of directors of other companies, subject to the provisions of Sun’s Governance Guidelines, as in effect from time to time.  Mr. Mathies agrees to report to and render such services, commensurate with his positions as Chairman or CEO, as the Board of Directors may from time to time reasonably direct.  In the event that Mr. Mathies serves as director or senior executive officer of one or more direct or indirect subsidiaries of Sun, he shall do so without additional compensation.

Section 3:          Compensation, Benefits and Related Matters.

a.
Annual Base Salary.  Sun shall pay during the Term to Mr. Mathies a base salary at an annual rate of $725,000 (“Base Salary”), such salary to be payable in accordance with Sun’s customary payroll practices (but not less frequently than monthly).  Annually during the Term, on or prior to each anniversary of the Effective Date, the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”) shall review Mr. Mathies’ annual base salary for possible merit increases in its sole discretion, and any increase in Mr. Mathies’ annual base salary rate shall thereafter constitute “Base Salary” for purposes of this Agreement.

b.
Cash Bonus/Incentive Compensation. In addition to the Base Salary provided for in Section 3(a) above, Mr. Mathies shall be entitled to receive an annual bonus (“Bonus”) in accordance with the Sun Healthcare Group, Inc. Executive Bonus Plan (the “Plan”), as it may be amended from time to time by the Compensation Committee; provided, however, that no amendment shall be effective if it reduces the percentage of Base Salary that would constitute the target amount of the Bonus as compared to the prior year, unless such amendment has been agreed to in writing by Mr. Mathies.  The Bonus shall be payable at the same time as other annual bonuses are paid to senior management personnel with respect to that fiscal year.  Notwithstanding the foregoing, but subject to the provisions of Section 5, in order to have earned and to be paid any such Bonus, Mr. Mathies must be employed by Sun on the date of such payment.

c.
Restricted Stock and Options.  Mr. Mathies shall participate in such restricted stock and option plans of the Company as are made available generally to senior executive officers of the Company.  Any grants under such plans shall be made by the Board of Directors (or appropriate committee thereof) in its sole discretion and such plans are subject to change during the Term at the sole discretion of the Company.

d.
Retirement and Benefit Plans.  During the Term, Mr. Mathies shall be entitled to participate in all retirement plans, health benefit programs, insurance programs and other similar employee welfare benefit arrangements available generally to senior executive officers of Sun from time to time.  Such plans, programs and arrangements are subject to change during the Term at the sole discretion of the Company.

e.	Paid Time Off. During the Term, Mr. Mathies shall be entitled to paid time off in accordance with Sun’s policy for senior executive officers.

f.
Indemnification Liability/Insurance.  Mr. Mathies shall be entitled to indemnification by Sun to the fullest extent permitted by applicable law and the charter and bylaws of Sun.  In addition, Sun shall maintain during Mr. Mathies’ employment customary director’s and officers’ liability insurance and Mr. Mathies shall be covered by such insurance.

g.
Taxes.  All compensation payable to Mr. Mathies shall be subject to withholding for all applicable federal, state and local income taxes, occupational taxes, Social Security and similar mandatory withholdings.

h.
Expenses.  Mr. Mathies shall be entitled to reimbursement for expenses incurred by him in connection with the discharge of his duties hereunder.  All such expense reimbursement shall be subject to and shall be submitted, documented and paid in accordance with the expense reimbursement policies of the Company, as such policies may change from time to time.  Mr. Mathies agrees that he will provide such documentation to the Company promptly after expenses are incurred.

Section 4:         Termination.  Sun may, at any time, in its sole discretion, terminate Mr. Mathies as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries; provided, however, that Sun shall provide Mr. Mathies with at least five (5) business days prior written notice of such termination and shall make the payments associated with such termination in accordance with Section 5.  Notwithstanding any provision in Section 1 hereof, the Term shall end on the date of Mr. Mathies’ termination of employment in accordance with this Agreement.

a.
Termination by Sun for “Good Cause.”  Sun may at any time, by written notice to Mr. Mathies at least five (5) business days prior to the date of termination specified in such notice and specifying the acts or omissions believed to constitute Good Cause (as defined below), terminate Mr. Mathies as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries for Good Cause.  Sun may relieve Mr. Mathies of his duties and responsibilities pending a final determination of whether Good Cause exists, and such action shall not constitute Good Reason (as defined below) for purposes of this Agreement.  Payment to Mr. Mathies upon a termination for Good Cause is set forth in Section 5(a).  “Good Cause” for termination shall mean any one of the following:

1.
Any felony criminal conviction (including conviction pursuant to a nolo contendere plea) under the laws of the United States or any state or other political subdivision thereof which, in the sole discretion of the Board of Directors, renders Mr. Mathies unsuitable for the position of either Chairman or CEO;

2.	Any act of financial malfeasance or financial impropriety, as determined by the Board of Directors in good faith;

3.
Mr. Mathies’ continued willful failure to perform the duties reasonably requested by the Board of Directors and commensurate with his positions as Chairman and CEO (other than any such failure resulting from his incapacity due to his physical or mental condition) after a written demand for substantial performance is delivered to him by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that he has not substantially performed his duties, and which performance is not substantially corrected by him within ten (10) days of receipt of such demand;

4.
Any material workplace misconduct or willful failure to comply with Sun’s general policies and procedures as they may exist from time to time by Mr. Mathies which, in the good faith determination of the Board of Directors, renders Mr. Mathies unsuitable for the position of either Chairman or CEO;

5.
Any material breach by Mr. Mathies of the provisions of this Agreement which has not been cured by Mr. Mathies thirty (30) days following delivery of notice to Mr. Mathies specifying such material breach, or the repetition of any such material breach after it has been cured; or

6.	Any act of moral turpitude, as determined by the Board of Directors in good faith.

b.
Termination by Sun without Good Cause.  Sun may at any time, by written notice to Mr. Mathies at least five (5) business days prior to the date of termination specified in such notice, terminate Mr. Mathies as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries.  If such termination is made by Sun other than by reason of Mr. Mathies’ death, Disability (as defined in Section 4(e)) or expiration of the Term, and Good Cause does not exist, such termination shall be treated as a termination without Good Cause and Mr. Mathies shall be entitled to payment in accordance with Section 5(b).

c.
Termination by Mr. Mathies for Good Reason.  Mr. Mathies may, at any time at his option within sixty (60) days following the initial existence of the particular  event or condition that constitutes Good Reason (as defined below), resign for Good Reason as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries by written notice to Sun at least thirty (30) days prior to the date of termination specified in such notice; provided, however, that Sun has not substantially corrected the event or condition that would constitute Good Reason prior to the date of termination.  Payment to Mr. Mathies upon a termination for Good Reason is set forth in Section 5(b).  Mr. Mathies’ continued employment shall not, by itself, constitute consent to or a waiver of rights with respect to any circumstances constituting Good Reason hereunder.

“Good Reason” shall mean the occurrence of any one of the following events or conditions without Mr. Mathies’ written consent:

(i)           A meaningful and detrimental reduction in Mr. Mathies’ authority, duties or responsibilities or a meaningful and detrimental change in his reporting responsibilities; (ii) A material failure of Sun to comply with the compensation provisions set forth in Sections 3(a) and 3(b) or benefits provisions set forth in Sections 3(d) - 3(f) (collectively, the “Benefits”) (other than a reduction of Benefits uniformly applicable to other members of senior management); or (iii) A material relocation of Mr. Mathies’ principal work location from  its current location in Orange County, California;

provided that Sun is provided with notice and opportunity to cure such breach and Mr. Mathies terminates his employment with Sun, in each case within the time periods prescribed under this Section 4(c).

d.
Voluntary Resignation.  Mr. Mathies may, at any time at his option with thirty (30) calendar days written notice to Sun, voluntarily resign without Good Reason as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries.  Payment to Mr. Mathies upon his voluntary resignation without Good Reason is set forth in Section 5(a).  Resignation from Sun shall automatically constitute resignation from all positions of any subsidiary.

e.
Death or Disability.  Mr. Mathies’ employment under this Agreement and the Term shall terminate automatically as of the date of Mr. Mathies’ death.  Sun may, at any time by written notice to Mr. Mathies at least five (5) business days prior to the date of termination specified in such notice, terminate Mr. Mathies as Chairman and CEO and from all other positions with Sun and its direct or indirect subsidiaries by reason of his Disability.  “Disability” shall mean any physical or mental condition or illness that prevents Mr. Mathies’ from performing his duties hereunder in any material respect for a period of 120 substantially consecutive calendar days, as determined by a physician selected by Sun or, if Mr. Mathies is incapacitated, reasonably acceptable to the Director of Medicine or equivalent senior physician at Hoag Hospital.  Payment to Mr. Mathies upon his termination by reason of his death or Disability is set forth in Section 5(a).

Section 5:           Payments Upon Termination.

a.
Payment Upon Termination for Good Cause, Resignation without Good Reason, Death or Disability.  In the event of termination of employment during the Term pursuant to Sections 4(a), 4(d) or 4(e), Mr. Mathies, or his estate where applicable, shall be paid any earned but unpaid Base Salary through the date of Mr. Mathies’ separation from service with Sun (the “Severance Date”)  and any accrued and unused paid time off through the Severance Date, which shall be paid to Mr. Mathies or his estate or beneficiary, as applicable, in a lump sum in cash upon or promptly following (and in all events within 30 days after) the Severance

Date (collectively, the “Accrued Obligations”).  In addition, in the case of a termination of employment pursuant to Sections 4(e), but not Sections 4(a) or 4(d), Mr. Mathies or his estate shall be paid (i) any accrued and unpaid Bonus for any prior fiscal year, which shall be paid to Mr. Mathies or his estate or beneficiary, as applicable, in a lump sum in cash at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the Severance Date, and (ii) a pro rata portion (based on the number of days of employment in the fiscal year of termination divided by 365 or 366, as applicable) of the Bonus, if any, for the fiscal year in which the termination occurs, which shall be paid at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates.  Mr. Mathies shall also receive his vested benefits in accordance with the terms of Sun’s compensation and benefit plans, and his participation in such plans and all other perquisites shall cease as of the Severance Date, except to the extent Mr. Mathies may elect to continue coverage under any welfare benefit plans as required by Part 6, Title I of the Employee Retirement Income Security Act of 1974, as amended.  Upon a termination under Section 4(a), 4(d) or 4(e), Mr. Mathies shall not be entitled to any compensation or benefits under this Agreement except as set forth in this Section 5(a).

b.
Payment Upon Termination by Sun without Good Cause or by Mr. Mathies for Good Reason.  In the event of a termination of Mr. Mathies’ employment during the Term pursuant to Sections 4(b) or 4(c), subject to the provisions of Section 7(f):

1.
Mr. Mathies shall be entitled to a severance benefit in an amount equal to (i) Mr. Mathies’ then current annual Base Salary multiplied by 2.25, plus (ii) any accrued and unpaid Bonus for any prior fiscal year, plus (iii) a pro rata portion of the Bonus for the fiscal year in which the termination occurs (determined by multiplying the Bonus Mr. Mathies would have received based upon actual performance had his employment continued through the end of the fiscal year by a fraction, the numerator of which is the number of days during the year of termination that Mr. Mathies is employed by the Company and the denominator of which is 365 or 366, as applicable).  The amount payable pursuant to clause (i) above shall be paid to Mr. Mathies in a lump sum cash payment in the month immediately following the month in which the Severance Date occurs.  The amount payable pursuant to clause (ii) above shall be paid to Mr. Mathies at the time that annual bonuses are paid to senior management personnel with respect to the applicable fiscal year, but in any event within seventy-five (75) days after the Severance Date.  The amount payable pursuant to clause (iii) shall be paid to Mr. Mathies at the time that annual bonuses are paid to senior management personnel with respect to the applicable fiscal year in which the Severance Date occurs, but in any event within seventy-five (75) days after the conclusion of such fiscal year.

2.	In the event such termination occurs on or within two years following the date of a Change in Control, Mr. Mathies shall not be entitled to the amount described in Section 5(b)(1) above but shall instead be entitled to an amount equal to (i) the sum of his then current annual Base Salary and his target Bonus for the then current fiscal year multiplied by 2, plus (ii) any accrued and unpaid Bonus for any prior fiscal year, plus (iii) a pro rata portion of the target Bonus for the fiscal year in which the termination occurs (assuming the Company achieves 100% of the financial performance target or targets for such fiscal year that are utilized in determining the amount of the Bonus and determined by multiplying the amount Mr. Mathies would have received had his employment continued through the end of the fiscal year by a fraction, the numerator of which is the number of days during the performance year of termination that Mr. Mathies is employed by the Company and the denominator of which is 365 or 366, as applicable). The amounts payable pursuant to clauses (i) and (iii) above shall be paid to Mr. Mathies in a lump sum in the month immediately following the month in which the Severance Date occurs. The amount payable pursuant to clause (ii) above shall be paid to Mr. Mathies at the time that annual bonuses are paid to senior management personnel with respect to the applicable fiscal year, but in any event within seventy-five (75) days after the Severance Date.

3.
Mr. Mathies’ participation in any other retirement and benefit plans and perquisites shall cease as of the Severance Date, except Sun shall pay premiums pursuant to COBRA for continuing coverage under Sun’s health plans for Mr. Mathies and his eligible dependents (as determined under Sun’s health plans), or, at Mr. Mathies’ option (which shall be communicated by written notice to Sun prior to the month such election is to take effect), provide a separate cash payment monthly equal to the amount of the COBRA premium until the earlier of (i) the eighteen-month anniversary (or, in the case of a Change in Control termination referred to in Section 5(b)(2) above, the twenty-four-month anniversary) of the last day of the month in which the Severance Date occurs or (ii) the date of Mr. Mathies becomes eligible to participate in a plan of another employer or (iii), as to any of his eligible dependents, the date on which the eligible dependent becomes eligible to participate in a plan of another employer.  Any cash payment due to Mr. Mathies pursuant to this Section 5(b)(3) shall be paid by Sun not later than the end of the month to which such payment relates.

4.	Upon any such termination, Mr. Mathies shall be entitled to receive any Accrued Obligations payable to Mr. Mathies as set forth in Section 5(a).

5.
Notwithstanding the foregoing, Mr. Mathies’ right to receive the severance payments described in this Section 5(b) shall be and is conditioned upon his execution and delivery of (and not revoking) a general release in favor of Sun, which shall not be inconsistent with the terms of this Agreement, and such other documents and instruments as are reasonably required by Sun, each of which Mr. Mathies shall deliver to Sun within twenty-one (21) days following the Severance Date.

A termination of Mr. Mathies’ employment during the Term without Good Cause (other than by reason of his death or Disability) within six (6) months preceding a Change in Control shall be treated as if such termination occurred on the date of such Change in Control if it is reasonably demonstrated that the termination was at the request of the third party who has taken steps reasonably calculated to effect such Change in Control or otherwise arose in connection with or in anticipation of such Change in Control.  In such case, Mr. Mathies shall be entitled (in addition to the benefits described in Section 5(b)(1) which were triggered in connection with the original Severance Date) to the difference between the non-discounted present value of the benefits described in Section 5(b)(2) above less the non-discounted present value of the benefits described in Section 5(b)(1) above (each determined as of the Severance Date), which difference shall be paid to Mr. Mathies upon or within thirty (30) days following the occurrence of such Change in Control.

c.	“Change in Control.” For purposes of this Section 5, a “Change in Control” shall be deemed to have occurred if any of the following events occurs:

1.
Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (an “Acquiring Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Company;

2.
A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or surviving entity outstanding immediately after such merger or consolidation;

3.	A sale or other disposition by the Company of all or substantially all of the Company’s assets;

4.
During any period of not more than one (1) year (beginning on or after the Effective Date), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board of Directors;

provided, however, in no event shall any acquisition of securities, a change in the composition of the Board of Directors or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to the Company (“Chapter 11 Plan”), or a liquidation under the Bankruptcy Code constitute a Change in Control and provided further that in no event shall any transaction be considered a Change in Control if it does not constitute a change in the ownership or effective control of Sun or a change in the ownership of a substantial portion of Sun’s assets, each within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (“Section 409A”).  In addition, notwithstanding Sections 5(c)(1), 5(c)(2), 5(c)(3) and 5(c)(4), a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company, or any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock.  A Change in Control shall not, by itself, constitute Good Reason hereunder.

d.
Cooperation.  Following the expiration or a termination of this Agreement for any reason, Mr. Mathies shall provide such cooperation as is reasonably required by the Company, including, without limitation, consulting with the Company with respect to litigation and/or matters that relate to facts and circumstances that occurred during the term of his employment by the Company, and executing such documents and instruments relating to such term of employment as are reasonably requested by Sun.

Section 6:           Reduction in Compensation to Avoid Excise Tax.  Notwithstanding anything herein to the contrary, if the excise tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies to any payments, benefits and/or amounts received (or otherwise to be received) by Mr. Mathies pursuant to Section 5(b) or otherwise, including, without limitation, amounts received or deemed received, within the meaning of any provision of the Code, by Mr. Mathies as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to Mr. Mathies under any of Sun’s incentive plans (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to Mr. Mathies is greater after giving effect to such reduction than if no such reduction had been made.  If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any accelerated vesting of stock options that then have a term of one year or less and are then under-water, then by reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of any other stock options, then by reducing or eliminating any accelerated vesting of other equity awards, and then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the related change in control event.  The preceding provisions of this Section 6 shall take precedence over the provisions of any other plan, arrangement or agreement governing Mr. Mathies’ rights and entitlements to any benefits or compensation.  The Company agrees that, prior to and in connection with any Change in Control, the Company will reasonably consider alternatives (if any) Mr. Mathies may have to eliminate or mitigate the impact of any Excise Tax on his Total Payments.

a.
Determination of Reduction.  The amount of the reduction in compensation shall be determined by an accounting firm retained by Sun (the “Accounting Firm”) using such formulas as the Accounting Firm deems appropriate.  No compensation to Mr. Mathies shall be reduced pursuant to the provisions of this Section 6 if the Accounting Firm determines that the payments to Mr. Mathies are not subject to an Excise Tax.

b.
Payment of Excise Tax.   If a reduction in compensation that results in no Excise Tax being payable does not result in Mr. Mathies having a more positive after-tax financial position than he would have enjoyed without the reduction but with the resulting application of the Excise Tax, then, at the option of Mr. Mathies, he can choose to pay the amount of the Excise Tax and avoid the reduction in compensation.  The amount of the Excise Tax shall be determined by the Accounting Firm using such formulas as the Accounting Firm deems appropriate.  In the event the Mr. Mathies chooses to pay the Excise Tax, he will have no right of reimbursement or payment of additional compensation from the Company.

Section 7:            Protection of Sun’s Interests.

a.
Ownership of Property.  Mr. Mathies acknowledges and agrees that any and all property developed, discovered or created by him during the pendency of his employment by the Company, including, without limitation, any and all copyrights, trademarks, trade secrets or other intellectual property is and shall remain the sole and exclusive property of the Company and Mr. Mathies hereby sells, assigns and otherwise transfers all of his right, title and interest in and to such property, if any, to the Company.

b.
Confidentiality.  Mr. Mathies agrees that he will not at any time, during or after the term of this Agreement, except in performance of his obligations to Sun hereunder or with the prior written consent of the Board of Directors, directly or indirectly disclose to any person or organization any secret or “Confidential Information” that Mr. Mathies may learn or has learned by reason of his association with Sun and its direct and indirect subsidiaries.  For purposes of all of this Section 7 only, “Sun” shall also include Sun’s direct and indirect subsidiaries.  The term “Confidential Information” means any information not previously disclosed to the public or to the trade by Sun’s management with respect to Sun’s products, services, business practices, facilities and methods, salary and benefit information, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including revenues, costs or profits associated with any of Sun’s products or lines of business), business plans, prospects or opportunities.

c.
Exclusive Property.  Mr. Mathies confirms that all Confidential Information is and shall remain the exclusive property of Sun.  All business records, papers and documents kept or made by Mr. Mathies relating to the business of Sun shall be and remain the property of Sun.  Upon the expiration or termination of Mr. Mathies’ employment with Sun for any reason or upon the request of Sun at any time, Mr. Mathies shall promptly deliver to Sun, and shall not without the consent of the Board of Directors, retain copies of, Confidential Information, or any written materials not previously made available to the public, or records and documents made by Mr. Mathies or coming into Mr. Mathies’ possession concerning the business or affairs of Sun.

d.
Nonsolicitation.  Mr. Mathies shall not, during his employment under this Agreement, and for two (2) years following the termination of this Agreement, for whatever reason or cause, in any manner induce, attempt to induce, or assist others to induce, or attempt to induce, any employee, agent, representative or other person associated with Sun or any customer, patient or client of Sun to terminate his or her association or contract with Sun, nor in any manner, directly or indirectly, interfere with the relationship between Sun and any of such persons or entities.

e.
Non-Disparagement.  Mr. Mathies shall not during his employment under this Agreement and for two (2) years following termination of the Agreement, for whatever reason, make any statements that are intended to or that would reasonably be expected to harm Sun or any of its subsidiaries or affiliates, their respective predecessors, successors, assigns and employees and their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives.  Sun and its officers and directors will not make any statements that are intended to or that would reasonably be expected to harm Mr. Mathies or his reputation or that reflect negatively on Mathies’ performance, skills or ability.

f.	Violation of Covenants.

1.
Without intending to limit the remedies available to Sun, Mr. Mathies acknowledges that a breach of any of the covenants in this Section 7 may result in material irreparable injury to Sun for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Sun shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Mr. Mathies from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7.

2.
In the event that Mr. Mathies breaches any of the covenants in this Section 7, Sun shall be entitled to cease payment of any further compensation or benefits pursuant to Section 5(b) or otherwise (other than compensation payable pursuant to Section 5(b)(1)(ii)) and recover from Mr. Mathies any amounts paid to him pursuant to the provisions of Section 5(b)(1)(i), Section 5(b)(2)(i) or Section 5(b)(2)(iii).

Section 8:            Miscellaneous Provisions.

a.
Amendments, Waivers, Etc.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

b.
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c.
Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, including the Existing Agreement, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

d.
Resolution of Disputes.  Any disputes arising under or in connection with this Agreement may, at the election of Mr. Mathies or Sun, be resolved by binding arbitration, to be held in Orange County, California in accordance with the rules and procedures of the American Arbitration Association.  If arbitration is elected, Mr. Mathies and Sun shall mutually select the arbitrator. If Mr. Mathies and Sun cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Nothing herein shall limit the ability of Sun to obtain the injunctive relief described in Section 7(f) pending final resolution of matters that are sent to arbitration.

e.
Attorneys’ Fees.  Sun shall pay or reimburse Mr. Mathies on an after-tax basis for all costs and expenses (including, without limitation, court costs, costs of arbitration and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Mr. Mathies if Mr. Mathies prevails on the merits of any claim, action or proceeding (i) contesting or otherwise relating to the existence of Good Cause in the event of Mr. Mathies’ termination of employment during the Term for Good Cause; (ii) enforcing any right, benefit or obligation under this Agreement, or otherwise enforcing the terms of this Agreement or any provision thereof; or (iii) asserting or otherwise relating to the existence of Good Reason in the event of Mr. Mathies’ termination of employment during the Term for Good Reason.

f.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

g.
Notice.  For the purpose of this Agreement, notice, demands and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or overnight courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows or to other addresses as each party may have furnished to the other:

To Sun:

Sun Healthcare Group, Inc.
Attention:  General Counsel
18831 Von Karman, Suite 400
Irvine, California 92612-1537

To Mr. Mathies:

At his last address as it appears on the records of the Company

h.	Section 409A.

1.
If Mr. Mathies is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Mr. Mathies’ separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) and any payment or benefit provided in Section 5 hereof constitutes a “deferral of compensation” within the meaning of Section 409A, Mr. Mathies shall not be entitled to any such payment or benefit until the earlier of: (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of his death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.  Any amounts otherwise payable to Mr. Mathies upon or in the six (6) month period following his separation from service that are not so paid by reason of this Section 8(h)(1) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Mr. Mathies’ separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his death).

2.
To the extent that any reimbursements pursuant to Sections 3(h), 5(b)(3)  and 8(e) are taxable to Mr. Mathies, any reimbursement payment due to Mr. Mathies pursuant to such provision shall be paid to Mr. Mathies on or before the last day of Mr. Mathies’ taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to Sections 3(h), 5(b)(3)and 8(e) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Mr. Mathies receives in one taxable year shall not affect the amount of such benefits and reimbursements  that Mr. Mathies receives in any other taxable year.

3.
It is intended that any amounts payable under this Agreement and Sun’s and Mr. Mathies’ exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A.  This Agreement shall be construed and interpreted consistent with that intent.

The parties hereto have executed this Agreement as of the date first above written.

WILLIAM A. MATHIES

/s/ William A. Mathies

SUN HEALTHCARE GROUP, INC.

/s/ Michael Newman
Its Executive Vice President